Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hudson Pacific Properties, Inc. of our report dated February 15, 2010, relating to our audits of the combined financial statements of Hudson Pacific Properties Inc. Predecessor as of December 31, 2008 and for the year ended December 31, 2008 and the period from July 31, 2007 (inception) through December 31, 2007, appearing in the Registration Statement (No. 333-164916) of Hudson Pacific Properties, Inc. on

Form S-11 filed with the SEC on June 23, 2010. We also consent to the reference to our firm under the caption “Experts” in the Prospectus which is a part of that Registration Statement.

/s/ McGladrey & Pullen LLP

Chicago, Illinois

June 28, 2010